Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement on Form S-3 of our reports dated June 28, 2012 relating to the consolidated financial statements, the effectiveness of Smith & Wesson Holding Corporation’s internal control over financial reporting, and schedules of Smith & Wesson Holding Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2012.

We also consent to the reference to us under the caption “Experts” in the Amendment No. 1 to Registration Statement (Form S-3/A) and related Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

May 28, 2013